Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Bel Fuse’s Registration Statement Nos. 333-89376 and No. 333-65627 on Form S-8 of our report dated March 12, 2010, relating to the financial statements and financial statement schedule of Bel Fuse Inc. and subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, which expresses an unqualified opinion appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 12, 2010